EXHIBIT 10.1
FOR SETTLEMENT PURPOSES ONLY

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into effective September 21, 2005 (the “Effective Date”), by and among, Medinol Ltd. (“Medinol”), Jacob Richter and Judith Richter (together with Medinol, the “Medinol Parties”), Boston Scientific Corporation (“BSC”), Boston Scientific Limited (“BSL”, formerly known as Boston Scientific Ireland Limited), and Boston Scientific SciMed, Inc. (“BSSI”) (each a “Party”, and collectively the “Parties”).

WHEREAS, the Parties are the principal parties, in various combinations, to the following actions (the “Actions”):

- U.S.:

Medinol Ltd. v. Boston Scientific Corporation, Docket No. 01 CIV. 2881 (AKH), filed April 5, 2001 in the United States District Court for the Southern District of New York (the “U.S. Action”);

Opposition No. 91157660 filed by Medinol Ltd. Against the SENTINOL Trademark (Application No. 78/182,164) filed by Scimed Life Systems, Inc.

- Israel:

Boston Scientific Corporation and Boston Scientific Limited v. Dr. Jacob Richter, Dr. Judith Richter, Medinol Ltd. and Zuli Holdings, Civil Docket No. 3279/01, filed June 11, 2001 in the District Court of Jerusalem;

- Netherlands:

Medinol Limited v. Boston Scientific International B.V., Boston Scientific B.V, Boston Scientific Benelux B.V., Boston Scientific Benelux S.A., Boston Scientific Ltd., Boston Scientific Ireland Ltd., Boston Scientific Namic, Boston Scientific Cork Ltd., Boston Scientific A.G., Boston Scientific Gesellschaft M.B.H. Boston Scientific Scandinavia A.S., Boston Scientific Nordic A.B., Boston Scientific Iberica, S.A. Boston Scientific International, S.A. Boston Scientific Iberica, and Boston Scientific S.p.A. (EP 0 762 856 B1, EP 0 846 449 B1, EP 0 846 450 B1, EP 0 846 52 B1), Original Cause List 2003/477 filed 1/17/03, Appeal 2004/0223 filed 2/3/2004, Dispute re Press releases KG 04/26 filed 1/08/04, Appeal 2004/0375;

Medinol Limited v. Boston Scientific International B.V., Boston Scientific B.V, Boston Scientific Benelux B.V., Boston Scientific Benelux S.A., Boston Scientific Ltd., Boston Scientific Ireland Ltd., Boston Scientific Namic, Boston Scientific Cork Ltd., Boston Scientific A.G., Boston Scientific Gesellschaft M.B.H. Boston Scientific Scandanavia A.S., Boston Scientific Nordic A.B., Boston Scientific Iberica, S.A. Boston Scientific International, S.A. Boston Scientific Iberica, and Boston Scientific S.p.A., Kort Geding Action (EP 0 846 450 B1), Original Complaint KG04/689 filed 6/9/04, Appeal 2004/1625A filed 9/1/04;

- Other Europe:

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4b O 119/02 (DE 201 09 764) filed 4/19/02;

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4 O 120/02 (DE 295 21 206) filed 4/19/02, BSC Appeal 1-2 U 73/03, Coercive measures proceeding 4b O 120/02 ZV, Related damages case 4b O

46/04, Related injunction proceeding file 4b O 177/04 UM 4/30/04, Imposition of contempt sanctions 4b O 120/02 ZVII, Appeal 2W 37/04.

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4 O 297/02 (EP 0 846 450) filed 4/19/02, Medinol Appeal 1-2 U 68/03;

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4 O 298/02 (EP 0 846 449) filed 4/19/02, Medinol Appeal 1-2 U 69/03;

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4 O 299/02 (EP 0 846 452) filed 4/19/02;

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4b O 469/04 (DE 195 49 477 B4) filed 4/19/02, New Action based on Extension of Complaint, filed 12/6/04.

Medinol Ltd. v. Boston Scientific Medizintechnik GmbH and Mr. Michel Darnaud, Original Complaint 4O 300/02 (DE 201 08 765) filed 4/19/02;

Medinol Ltd. v. Boston Scientific Limited, Cordis Medizinische Apparate GmbH and Cordis Europa N.V., Original Complaint 4b O 89/00 (DE 295 21 206) filed 3/30/00 by Boston Scientific Ltd. (Licensee) v. Cordis Medizinische Apparate GmbH and Cordis Europa N.V., Cordis Appeal 2 U 91/01, Medinol’s Interpleader Summons 4b O 398/04 filed 10/19/04;

SciMed Life Systems Inc., Cordis Medizinische Apparate GmbH, Janssen Pharmaceutica N.V. (Intervener), BVBA Cordis Holding Belgium (Intervener) v. Medinol Ltd., Opposition Proceeding (EP 0 846 450 B1), Appeal T0 705/04-322;

Cordis Medizinische Apparate GmbH and Boston Scientific Medizintechnik GmbH v. Medinol Ltd., Opposition Proceeding (EP 0 846 449 B1);

Edward J. Tomlinson, Cordis Medizinische Apparate GmbH, Boston Scientific Medizintechnik GmbH, and Janssen Pharmaceutica N.V. (Intervener) v. Medinol Ltd., Opposition Proceeding (EP 0 846 452 B1);

Terumo Kabushiki Kaisha and SciMed Life Systems, Inc. v. Medinol Ltd., Opposition Proceeding (EP 0 828 461 B1);

Cordis Medizinische Apparate GmbH, Boston Scientific Medizintechnik GmbH (Intervener) v. Medinol Ltd., Cancellation Proceedings (DE 295 21 206), Lö I 165/01, Appeal 5W 401/04;

Boston Scientific Medizintechnik GmbH v. Medinol Ltd., Cancellation Proceeding (DE 201 08 764 U1) Lö I 10/03 filed 1/10/03;

Boston Scientific Medizintechnik GmbH v. Medinol Ltd., Cancellation Proceeding, (DE 201 08 765 U1) Lö I 9/03 filed 1/10/03; and

- Japan -

Terumo Kabushiki Kaisha and Boston Scientific Japan K.K. v. Medinol Ltd. (JP 3,236,623), Demand for invalidation trial 2002-35316 filed 7/30/02; Boston Scientific Japan K.K. Intervention filed 5/27/04, Appeal Heisei 17 nen (Gyo Ke) No. 10475, Correction Proceeding filed in Japanese Patent Office.

WHEREAS, the Parties agree that BSC and BSL will cease to be equity holders of Medinol immediately prior to the Effective Date;

WHEREAS, the Parties desire to settle and compromise their claims, counterclaims, differences, and causes of action including, but not limited to, those arising out of the Actions, and to avoid the expense and inconvenience of further litigation and disputes;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and rights contained herein, the Parties agree as follows:

1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1  “Affiliate” means with respect to any specified person, any other person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity. For the purpose of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons or entities, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a person or entity, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, or securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person or entity.

1.2  “BSC Companies” means BSC, BSL, and BSSI.

1.3  “BSC Equity Stake” means all equity securities of Medinol owned of record or beneficially by BSC and/or its Affiliates immediately prior to the Effective Date.

1.4  “BSC-Medinol Agreements” means (a) the Supply Agreement, the Transaction Agreement and the Stockholder Agreement, and all amendments, addenda and exhibits related thereto, (b) the Confidentiality Agreement dated October 18, 1995, and (c) all rights, obligations or arrangements between the Parties (or any of their Affiliates, officers or directors) arising out of the BSC Equity Stake, including all legal, fiduciary or other duties owed to or by the owners of the BSC Equity Stake in their capacity as such.

1.5  “Covered Stents” means the Express/Taxus Express Stent, the Liberté/Taxus Liberté Stent, the Identified Current Stents, the Other Current Stents and the Qualified Future Stents. In no event will an Other Current Stent or a Qualified Future Stent that is a Knock-Off (as defined below) be considered a Covered Stent. For purposes of this definition, a “Knock-Off” is a product that (i) practices Medinol’s Patent Rights or Proprietary Rights and (ii) has the same configuration as the Stent currently promoted by Medinol under the name “NIRflex” (as shown on Exhibit M to this Agreement).

1.6  “Express/Taxus Express Stent” means the Stent commonly known as the Express ™ stent or the TAXUS™ Express™ stent as shown on Exhibit A to this Agreement.

1.7  “Identified Current Stents” means the Stents set forth on Exhibit B to this Agreement.

1.8  “Liberté/Taxus Liberté Stent” means the Stent commonly known as the Liberté™ stent or the TAXUS™ Liberté stent as shown on Exhibit C to this Agreement.

1.9  “Litigation Costs and Liabilities” means (a) the out-of-pocket costs and expenses incurred by Medinol and BSC in connection with the defense of certain actions brought by Johnson & Johnson or Medtronic against the BSC Companies and their Affiliates, relating to Stents subject to the Supply Agreement described in Exhibit D to this Agreement (“Covered Actions”) and (b) all liabilities, losses, damages, costs or expenses resulting from any such Covered Actions.

1.10  “Medinol Patents” means the Patent Rights owned by Medinol, including, but not limited to, the Patent Rights set forth on Exhibit E to this Agreement.

1.11  “Net Sales” means the net revenues of BSC from the sale of Royalty-Bearing Stents and Stent Systems that include Royalty-Bearing Stents to unaffiliated third parties as reported in the consolidated financial statements of BSC in accordance with generally accepted accounting principles in the U.S. consistently applied.

1.12  “Other Current Stent” means any Stent or Stent System sold commercially by the BSC Companies prior to the Effective Date, other than the Express/Taxus Express Stent, the Liberté/Taxus Liberté Stent and the Identified Current Stents.

1.13  “Patent Rights” means all patents, patent applications, utility models and rights to file patent applications or utility models in the United States or in a foreign jurisdiction relating to Stents, having a priority date prior to the Effective Date, and including reissues or extensions thereof in any division, continuation, or continuation-in-part of any applications or substitutes therefor, whether initially filed before or after the Effective Date. This excludes claims of patents where the patentable feature of the claim is directed to (a) methods of manufacture of Stents, (b) Nitinol alloys for Stents, (c) materials for the construction of Stents if such materials are not, at the Effective Date, used in any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or

Identified Current Stent that is or has been sold commercially prior to the Effective Date, (d) the coating of Stents if such coating is not, at the Effective Date, used on any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date,(e) drugs to be used on or in connection with Stents if such drugs are not, at the Effective Date, used on or in connection with any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date, (f) delivery systems for Stents if such delivery systems are not, at the Effective Date, used in any Stent System that includes the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that that is or has been sold commercially prior to the Effective Date or (g) the shape of the wall of the Stent itself (as opposed to the design pattern for the wall) if such shape is not, at the Effective Date, used by any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date.

1.14  “Proprietary Rights” means all proprietary rights and interests of every nature in, to or relating to Stents, including, but not limited to, inventions, ideas, know-how, trade secrets and technology, that were provided by Medinol to the BSC Companies during the term of the BSC-Medinol Agreements. This excludes all proprietary rights and interests that are directed at (a) methods of manufacture of Stents, (b) Nitinol alloys for Stents, (c) materials for the construction of Stents if such materials are not, at the Effective Date, used in any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date, (d) the coating of Stents if such coating is not, at the Effective Date, used on any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date, (e) drugs to be used on or in connection with Stents if such drugs are not, at the Effective Date, used on or in connection with any version of the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date, (f) delivery systems for Stents if such delivery systems are not, at the Effective Date, used in any Stent System that includes the Express/Taxus Express Stent, Liberte/Taxus Liberte Stent or Identified Current Stent and that is or has been sold commercially prior to the Effective Date or (g) the shape of the wall of the Stent itself (as opposed to the design pattern for the wall) if such shape is not, at the Effective Date, used by any version of the Express/Taxus Express Stent or Liberte/Taxus Liberte Stent or Identified Current Stent that is or has been sold commercially prior to the Effective Date.

1.15  “Qualified Future Stent” means any Stent or Stent System that is first sold commercially on or after the Effective Date and such first commercial sale is a bona fide sale by BSC or a BSC Subsidiary (as defined in Section 5.1(c)), for its own account and not as a distributor, marketing agent or contract manufacturer. Stents first sold commercially, after the Effective Date, by an entity that is at the time of first commercial sale not a BSC Subsidiary but that becomes a BSC Subsidiary after the date of first commercial sale, shall be considered to be Qualified Future Stents from the date such entity becomes a BSC Subsidiary (a Stent which is a Qualified Future Stent under this sentence is a “Full Price Qualified Future Stent”). For purposes of clarity, Qualified Future Stents include Stents the first commercial sale of which occurs after the Effective

Date and is a bona fide sale by an entity (for its own account and not as a distributor, marketing agent or contract manufacturer) that at the time of such sale is a BSC Subsidiary but is not at the Effective Date a BSC Subsidiary.

1.16  “Royalty-Bearing Stent” has the meaning set forth in Section 5.8.

1.17  “Stockholder Agreement” means the Stockholder Agreement by and among Medinol, Dr. Jacob Richter, Dr. Judith Richter and BSC dated October 25, 1995.

1.18  “Stent” means a metallic medical device to be placed into a natural or artificial lumen in a body, whether vascular or nonvascular, to maintain patency by supporting the lumen against closure or reclosure, or to mechanically support or expand the lumen thereby serving as a scaffold or matrix to present a material to the wall of such lumen.

1.19  “Stent System” means any system that includes a Stent, the combined intended function of which is to deliver, deploy or use a Stent.

1.20  “Supply Agreement” means the Supply Agreement between BSC and Medinol dated October 25, 1995.

1.21  “Transaction Agreement” means the Transaction Agreement between Medinol and BSC dated October 25, 1995.

2.  FORFEITURE AND CANCELLATION OF BSC EQUITY STAKE

2.1  Without admitting any wrongdoing or conceding any Party’s positions, the Parties have agreed to the surrender and forfeiture and/or cancellation of the BSC Equity Stake, as a result of Medinol’s claims that, in light of the Actions and related allegations, (a) Medinol (or its shareholders other than BSC and BSL) was entitled to cancel the BSC

Equity Stake for no consideration, and (b) the BSC Equity Stake should not entitle BSC to any participation, directly or indirectly, in any benefit received by the Medinol Parties from this Agreement. Accordingly, prior to the making of the Settlement Payment (as defined below), BSC shall surrender and forfeit to Medinol the BSC Equity Stake for cancellation, and shall execute such further instruments as may be necessary under applicable law to convey to Medinol the BSC Equity Stake for forfeiture and/or cancellation, including the document attached hereto as Exhibit K. In consideration for the surrender and forfeiture and/or cancellation of the BSC Equity Stake, Medinol shall reimburse to BSC and BSL an aggregate amount equal to (i) $25,000,000 less (ii) the aggregate dividends paid with respect to the BSC Equity Stake during the period of its ownership by BSC (but in no event shall this payment be less than zero). This will be the sole consideration for the surrender of the BSC Equity Stake.

3.  SETTLEMENT PAYMENT

3.1  Within seven (7) days of the Effective Date, BSC shall pay or cause to be paid to Medinol the amount of seven hundred and fifty million dollars ($750,000,000) by wire transfer to an account directed by Medinol (the “Settlement Payment”) for the settlement of the U.S. Action. The Settlement Payment represents remuneration for lost commercial profits claimed by Medinol under Section 3.02(a) of the Supply Agreement relating to the alleged breaches of the Supply Agreement.

3.2  Effective upon Medinol’s receipt of the full amount of the Settlement Payment into the account specified by Medinol and the surrender and forfeiture of the BSC Equity Stake pursuant to Section 2.1, (a) the releases pursuant to Article 9 of this

Agreement shall take effect, (b) the BSC-Medinol Agreements shall be canceled and terminated, to the extent not previously canceled and terminated, and (c) the Actions shall be dismissed with prejudice pursuant to Section 8.1.

3.3  The Parties agree that, upon Medinol’s receipt of the Settlement Payment, the BSC Companies have satisfied any monetary obligations arising out of the Supply Agreement and each of the other BSC-Medinol Agreements up to the Effective Date and that the Settlement Payment is in full and complete satisfaction of all monetary and other claims made or which could have been made by the Medinol Parties against the BSC Companies and its officers, directors and Affiliates prior to and through the Effective Date, stemming from the Supply Agreement and each of the other BSC-Medinol Agreements or the Express/Taxus Express Stents.

3.4  The Parties agree that, effective upon Medinol’s receipt of the Settlement Payment, Medinol and its officers, directors and Affiliates have no remaining monetary or other obligations to the BSC Companies arising out of the BSC-Medinol Agreements, except as contemplated in Article 4 of this Agreement.

3.5  The Parties agree that the Settlement Payment made pursuant to this Article does not cover any future infringement claims that may be made by Medinol. Such potential future claims are addressed in Article 5.

4.  LITIGATION COSTS AND LIABILITIES

4.1  BSC and Medinol acknowledge that each has incurred Litigation Costs and Liabilities and that the provisions of Section 9.03 of the Supply Agreement may provide for the sharing of such Litigation Costs and Liabilities by Medinol and BSC. The Parties

agree to resolve all issues relating to the application of Section 9.03 of the Supply Agreement to the Covered Actions in accordance with the provisions of Article 4 of this Agreement.

4.2  Within ninety (90) days after the final resolution by final judgment or settlement of any Covered Action, BSC shall initiate an arbitration proceeding in New York, New York administered by the American Arbitration Association under its Commercial Arbitration Rules to resolve the issues described in Section 4.1. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. BSC and Medinol shall select three neutral arbitrators from a panel of neutral arbitrators designated by the AAA having experience hearing and evaluating patent disputes. The arbitration panel shall establish rules for the arbitration proceeding designed to result in a final decision by the panel within one hundred and eighty (180) days after the commencement of the arbitration proceedings. The arbitration panel shall determine if and when Section 9.03 of the Supply Agreement terminated, if Medinol has any monetary obligation under Section 9.03 of the Supply Agreement with respect to the Covered Action, the amount of any such obligation under Section 9.03 with respect to any Covered Action, including the value of an adverse judgment as a stand alone action, net of contribution from BSC under Section 9.03. In any arbitration proceeding under this Article 4, Medinol shall have the right to review, on a confidential basis, the terms of any settlement of a Covered Action and the terms of any related settlement or agreement with the same party for purposes of verifying the allocation of amounts paid in such settlement to the Covered Action.

4.3  Eighty percent (80%) of the amount determined by arbitration pursuant to Section 4.2 to be the obligation of Medinol under Section 9.03 of the Supply Agreement (the “Medinol Payment”) must be paid to BSC by Medinol within thirty (30) days after receipt of the arbitrator’s determination. Should Medinol fail to pay such amount when it is due, as BSC’s sole remedy, BSC shall be relieved of all obligations to make any payments with respect to alleged infringement of the Medinol Patents pursuant to Article 5 of this Agreement.

4.4  Nothing in Section 3.2, this Article 4 or any other provision of this Agreement shall create any implication as to the timing of cancellation or termination of Section 9.03 of the Supply Agreement, as applied to any Covered Action.

5.  PROCEDURE FOR FUTURE INFRINGEMENT CLAIMS

5.1  Effective upon the granting of the releases in Article 9, the Medinol Parties covenant (i) not to sue, other than in any arbitration contemplated by Article 5 of this Agreement, BSC or the BSC Subsidiaries from time to time or any of their officers, directors or employees for direct, induced, indirect or contributory infringement under any of the Medinol Patents or Proprietary Rights with respect to the making, having made, importing, use, sale, offering for sale, distribution or other disposal by BSC or any BSC Subsidiary of any Covered Stent, other than any claim contemplated by Article 5 of this Agreement; or (ii) not to sue customers, distributors, sales agents and/or end users for direct, induced, indirect or contributory infringement under any of the Medinol Patents or Proprietary Rights with respect to the use of any Covered Stent directly or indirectly purchased from BSC or a BSC Subsidiary.

5.2  (a) The covenant granted pursuant to Section 5.1 shall be royalty-free and irrevocable with respect to the Express/Taxus Express Stents. With respect to all other Covered Stents, the covenant granted pursuant to Section 5.1 shall be irrevocable, and consideration for such covenant consists solely of the royalty payments, if any, awarded pursuant to this Article 5.

(b) The covenant granted pursuant to Section 5.1 shall be without the right to assign, except that BSC may assign the covenant to any of its Affiliates that is a consolidated subsidiary of BSC under United States generally accepted accounting principles (a “BSC Subsidiary”). Any assignment to a BSC Subsidiary and the covenant granted to each BSC Company (other than BSC) under Section 5.1 shall automatically terminate upon such an entity ceasing to be a BSC Subsidiary.

(c) In the event Medinol assigns, sells, transfers or otherwise grants an exclusive license to any Medinol Patent to a third party, (i) the covenant granted in Section 5.1 shall automatically be binding upon any assignee, purchaser, transferee or licensee of such Medinol Patent, and (ii) Medinol shall provide notice of such covenant to the assignee, purchaser, transferee or licensee.

(d) The Medinol Parties agree to indemnify the BSC Companies, the BSC Subsidiaries, any of their respective directors, officer, or employees and/or any customers, distributors, sales agents, and end users of Covered Stents directly or indirectly purchased from BSC or a BSC Subsidiary from and against any and all losses, costs, damages, fees or expenses (including attorney’s fees and costs) arising out of any action, suit or proceeding brought by any assignee, purchaser, transferee or licensee of Medinol (including W.L. Gore & Associates and its affiliates) against the BSC

Companies, the BSC Subsidiaries, any of their respective directors, officers or employees, and/or any customers, distributors, sales agents and end users of Covered Stents directly or indirectly purchased from BSC or a BSC Subsidiary, under the Medinol Patents. BSC agrees to seek any judgment for indemnification set forth in this Section 5.2(d) against Medinol in the first instance. If, but only if, BSC obtains such a judgment for indemnification against Medinol that Medinol fails to satisfy, BSC may bring an action in the United States District Court for the Southern District of New York to enforce such judgment directly against the Medinol Parties other than Medinol (as if those Parties had been parties to the action against Medinol) to the extent that Medinol has failed to satisfy such judgment. In the event of any action, suit or proceeding by any assignee, purchaser, transferee or licensee of Medinol under the Medinol Patents, BSC may contest the validity, enforceability and/or scope of the Medinol Patents at issue in that action, suit or proceeding.

(e) Medinol shall have the right, at its sole option, to convert the covenant granted in Section 5.1 to a non-exclusive license on the same terms and of the same scope as such covenant, subject to the terms of this Agreement including Article 5. Such option may be exercised by provision of written notice to BSC by Medinol. Upon exercise of such option, the indemnity set forth in Section 5.2(d) shall terminate, and all references in this Agreement to the covenant will be deemed a reference to such license.

5.3  The Parties have not resolved the issue of whether the BSC Companies are obligated to make any payments to the Medinol Parties with respect to the Liberte/Taxus Liberte Stents and the Identified Current Stents by reason of the Medinol Patents. For purpose of clarity, the Parties have agreed that BSC has no obligation to make any royalty payments to the Medinol Parties with respect to (i) the Express/Taxus Express Stents and (ii) the Stents identified on Exhibit B as the “Nir” Stents, in either case by reason of the Medinol Patents or the Proprietary Rights of Medinol. The Parties have agreed to resolve all issues relating to BSC obligations, if any, with respect to any alleged infringement of the Medinol Patents by any Covered Stent (other than (i) the Express/Taxus Express Stents and (ii) the Stents identified on Exhibit B as the “Nir” Stents) in accordance with the arbitration provisions of this Article 5. The Parties have further agreed that the sole basis for any claim that BSC is obligated to make any payments to the Medinol Parties with respect to the Liberte/Taxus Liberte Stent and the Identified Current Stents shall be that the making, having made, importing, selling, offering for sale, distribution or other disposal of the Liberte/Taxus Liberte Stent or any Identified Current Stent infringe a claim of the Medinol Patents determined in the arbitration pursuant to this Article 5 to be valid and enforceable between the parties in the jurisdiction in which the infringing actions are performed; provided, however, that, if after the Effective Date, BSC changes the manner in which it makes, has made, sells, offers for sale, distributes or otherwise disposes of the Liberte/Taxus Liberte or any Identified Current Stent, then the Medinol Parties shall not be precluded from asserting that such changed manner of making, having made, selling, offering for sale, distributing or otherwise disposing of the Liberte/Taxus Liberte or any Identified Current Stent violates an enforceable right of the Medinol Parties.

5.4  Within six (6) months after the Effective Date, Medinol may commence arbitration against BSC and/or its Affiliates with respect to the Liberte/Taxus Liberte

Stent or any Identified Current Stent alleging that such Stent infringes a valid and enforceable claim of the Medinol Patents. BSC shall, within one month after the Effective Date, provide Medinol with (a) a list of the jurisdictions in which BSC or a subsidiary has manufactured or sold each such Stent, and (b) sales volume over the twelve most recently completed fiscal quarters for each such Stent. If Medinol asserts infringement only of United States patents, there shall be a sole arbitrator with expertise in U.S. patent law (the “US Arbitrator”); if Medinol asserts infringement only of non-United States patents, there shall be a sole arbitrator with expertise in European patent law (the “EU Arbitrator”); and if Medinol wishes to assert that a particular Stent infringes both United States and non-United States patents, there shall be an arbitration tribunal consisting of a US Arbitrator and an EU Arbitrator, and the arbitration tribunal shall be presented with the information and arguments specified below in a single arbitration proceeding for the Stent at issue, provided that the US Arbitrator shall make the determination set forth in Section 5.6 with respect to the United States, and the EU Arbitrator shall make such determination with respect to all other countries of the world. For purposes of clarity, Medinol shall make an election as to whether it wishes to assert infringement of United States patents, non-United States patents, or both, and will be entitled to initiate a single arbitration proceeding with respect to each Stent covered by this Section 5.4. If Medinol does not commence such action within such time period, Medinol shall be deemed to have waived any claims to future payments under this Article 5 from BSC and the BSC Subsidiaries with respect to such Stent.

5.5  Medinol may also commence arbitration against BSC and/or the BSC Subsidiaries with respect to any Other Current Stent or Qualified Future Stent, alleging that such Other Current Stent or Qualified Future Stent infringes a valid and enforceable claim of the Medinol Patents. Such action shall be commenced within six (6) months after BSC provides to Medinol (a) written notice of the fact of prior commercial sale by BSC or any BSC Subsidiary (in the case of any Other Current Stent) or of first commercial sale by BSC or any BSC Subsidiary (in the case of a Qualified Future Stent), (b) a list of the jurisdictions in which BSC or a BSC Subsidiary has manufactured or sold, or intends to manufacture or sell, such Stent and (c) information on the Stent design, comprising either a sample or a drawing in a form comparable to the drawings on Exhibits A and C, in either case reasonably sufficient to enable Medinol to make a determination concerning whether it believes such Stent is so infringing. Such arbitration shall be held before a tribunal of a single arbitrator with expertise in the patent law of the jurisdictions relevant to the arbitration, provided that if the laws of both the U.S. and any European country are relevant to the arbitration, the arbitration tribunal shall consist of both a US Arbitrator and an EU Arbitrator and the US Arbitrator shall make the determinations set forth in Section 5.6 for the United States-related issues and the EU Arbitrator shall make such determinations for all other relevant countries. If Medinol does not commence such action within the applicable six (6) month period, Medinol shall be deemed to have waived any claims by reason of the Medinol Patents to future payments from BSC and the BSC Subsidiaries with respect to such Stent in each jurisdiction identified in the notice pursuant to clause (b). For purposes of clarity, the Parties agree that Medinol shall not be entitled to bring an action, under this Article 5 or otherwise, claiming that the Qualified Future Stents violated the Proprietary Rights of Medinol.

5.6  In any arbitration commenced by Medinol pursuant to Section 5.4 or 5.5, the Parties agree that:

(a)  except as explicitly provided in this Agreement, the arbitration shall be pursuant to the Arbitration Rules (the “WIPO Arbitration Rules”) of the World Intellectual Property Organization (hereinafter "Trial Tribunal").

(b)  Medinol will not seek any relief or remedy other than the royalty described in subsection (c) below (including, but not limited to, a preliminary or permanent injunction).

(c)  the Trial Tribunal shall be asked to determine (i) whether the applicable Stents infringe a valid and enforceable claim of the Medinol Patents, and (ii) if such Stents infringe a valid and enforceable claim of the Medinol Patents, an arm’s length, market royalty rate that is reasonable in light of all applicable circumstances including but not limited to, (A) court-imposed royalty rates for technologies of similar scope and quality, (B) the relative contribution of the infringing portion of the Stent, (C) whether any component of a Stent System should be excluded from the royalty rate base, (D) the terms of comparable bona fide licenses granted by Medinol to unaffiliated third parties that were negotiated at arm’s length taking into account whether Medinol was also being compensated for supplying Stents, and (E) relevant prior case law relating to remedies for patent infringement by Stents and Stent Systems (the “Market Royalty Rate”). The Parties acknowledge that the Market Royalty Rate shall be composed of (i) a percentage rate and (ii) a revenue base to which that percentage must be applied (which revenue base need not be “Net Sales” in accordance with the definition thereof in this Agreement), each of which shall be set by the Trial Tribunal. Except with respect to sales of Full Price Qualified Future Stents for which sales the full Market Royalty Rate shall apply, the actual royalty rate payable shall be determined by multiplying the Market Royalty Rate by 0.8. Alternatively, the Trial Tribunal may award a lump sum royalty if it determines that the foregoing royalty can be determined as a lump sum with reasonable certainty. The written decision by the Trial Tribunal shall be the “Award of First Instance.”

(d)  BSC shall not be entitled to challenge the timeliness of any such Arbitration other than pursuant to Section 5.4 or 5.5; and

(e)  For purposes of any arbitration under this Article 5, in any proceeding before the Trial Tribunal or Appellate Panel:

(1)	There shall be no presumption of validity between the Parties as to patents held by Medinol (including the Medinol Patents) or by BSC by reason of the issuance of such patent.
(2)	By reason of the prior issuance of the Brown patent (U.S. Patent 6,776,793), there shall be no inference drawn as to the authorship of the inventions claimed in the Brown patent.
(3)
With respect to any patent that may be granted with respect to the following patent applications, there shall be no inference drawn as to the authorship of the inventions claimed: U.S. Patents 6,042,597; 6,488,703, and 6,896,696; and U.S. Patent Applications 2002/0055770; 2002/0116049; and 2002/0095208.

5.7  The Award of First Instance shall only be subject to review through an appeal to an Appellate Panel consisting of three arbitrators appointed pursuant to Article 17 of the WIPO Arbitration Rules. No arbitrator in the Trial Tribunal may be an arbitrator on the Appellate Panel. Such an appeal must be initiated within thirty (30) days of the Trial Tribunal Award of First Instance or the Award of First Instance shall otherwise become a Final Award pursuant to the WIPO Arbitration Rules. If an appeal is sought, the Appellate Panel shall conduct a de novo review of the legal determinations of the Trial Tribunal and shall determine whether there is a reasonable basis for all factual determinations. If the Award of First Instance is affirmed, that Award of First Instance shall become the Final Award and the Appellate Panel shall require the party that appealed to pay the full costs of the appellate proceeding including the counsel fees of the prevailing party. If the Appellate Panel determines the Award of First Instance is legally in error or lacks a reasonable factual basis, the Appellate Panel shall render a written decision and its decision shall be the Final Award. In this event the Appellate Panel shall have the discretion to allocate the costs of the proceedings, including counsel fees, between the parties.

5.8  Any Covered Stent determined by the Final Award under this Article to infringe a valid and enforceable claim of the Medinol Patents, is referred to as a “Royalty-Bearing Stent” from the later of (i) the first commercial sale thereof, and (ii) the issuance of the earliest applicable Medinol Patent which such Royalty-Bearing Stent is found to have infringed in the Final Award. Royalties shall be payable on any Royalty Bearing Stent until the expiration, cancellation or termination of the applicable Medinol Patent(s).

5.9  Any arbitration pursuant to this Section 5 shall take place in New York City, New York and shall be conducted in English.

5.10  Any Party may bring an action in any court of competent jurisdiction to enforce a Final Award, including an action by Medinol to enforce payment of any royalty pursuant to a Final Award under this Article 5.

5.11   BSC shall give Medinol the written notice contemplated by Section 5.5 at or about the time of the first commercial sale by BSC or any of its Affiliates of any Qualified Future Stent in each applicable jurisdiction. If BSC fails to give such notice at or about the time of first commercial sale in any jurisdiction, any royalties ultimately established pursuant to this Article 5 with respect to any sale of such Qualified Future Stent in such jurisdiction in the period between such first commercial sale and the notice pursuant to Section 5.5 (when ultimately given) shall bear interest at the rate of 10% per annum, compounding annually, from the end of the fiscal quarter of such sale to the actual date of payment.

6.  PAYMENTS AND REPORTS

6.1  Beginning with the first fiscal quarter following the first determination under Article 5 of this Agreement that a Royalty-Bearing Stent exists, within sixty (60) days of the close of each fiscal quarter of BSC, BSC shall deliver a written report to Medinol specifying the applicable royalty rate revenue base for such Royalty-Bearing Stent for such quarter, accompanied by payment of the applicable royalty thereon (and any interest thereon pursuant to Section 5.11). With respect to any Royalty-Bearing Stent, the first such report shall include a statement as to the cumulative applicable royalty rate revenue base for such Royalty-Bearing Stent from the first commercial sale thereof through the beginning of such first fiscal quarter, accompanied by payment of the applicable royalty thereon (and any interest thereon pursuant to Section 5.11).

6.2  This reporting obligation shall cease after the last royalty payment for a Royalty-Bearing Stent due under this Agreement has been paid.

6.3  Payments shall be made in United States currency and shall be calculated, with respect to foreign currency exchange calculations, in a manner substantially similar to the methodologies utilized by the BSC Companies for their other foreign currency exchange calculations during the relevant reporting period. In addition to any interest pursuant to Section 5.11, if BSC fails to pay royalties when due as provided in Section 6.1, any such overdue amount shall bear interest at the rate of 10% per annum, compounding annually, from the due date of such payment to the actual date of payment.

6.4  With respect to the royalty and reporting set forth in this Article 6, the BSC Companies and their Affiliates shall keep accurate records with respect to all Royalty-Bearing Stents. These records shall be retained until the later to occur of (i) the third anniversary of delivery to Medinol of the report under Section 6.1 for the period to which they relate and (ii) three (3) months following completion of any examination and audit thereof pursuant to the next sentence that is commenced prior to such third anniversary. Medinol shall have the right through a mutually agreed upon independent certified public accountant and at its expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Medinol under this Agreement. Adjustment shall be made by the BSC Companies promptly (and in any event within sixty (60) days) to compensate for any errors and/or omissions disclosed by such examination or audit. If such error and/or omission results in an underpayment exceeding five percent of the royalties due and owing, the BSC Companies shall pay Medinol for the reasonable costs of the audit. If Medinol fails to invoke its audit rights within three (3) years following the end of any calendar year covered in a report or reports under Section 6.1, the calculation of the applicable royalty rate revenue base and royalties for such calendar year in such report or reports shall be final, binding and conclusive. BSC acknowledges that this Section 6.4 may require BSC to maintain records with respect to sales of Stents for periods before such Stents are identified as Royalty-Bearing Stents, for periods prior to any notice pursuant to Section 5.5 and for periods prior to the Effective Date.

6.5  Medinol shall treat any information that it obtains from the BSC Companies pursuant to this Article 6, through reports, audits, or otherwise, confidentially in accordance with Article 10 of this Agreement and use such information solely for purposes of calculating the royalties on Royalty-Bearing Stents or for enforcing its rights under this Agreement.

7.  REPRESENTATIONS AND WARRANTIES

7.1  The Medinol Parties hereby represent and warrant that as of the Effective Date and as of the Dismissal Date:

(a)  Medinol is a corporation duly organized, validly existing, and in good standing and has corporate power and authority to execute and deliver this Agreement, to own the Medinol Patents, and to perform its obligations hereunder, including but not limited to, the grant of the covenant in Article 5 of this Agreement, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

(b)  This Agreement and all agreements relating hereto have been duly and validly executed and delivered by the Medinol Parties and constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(c)  Neither the execution and delivery of this Agreement nor any documents relating hereto, nor the consummation of the transactions herein contemplated, nor the performance of or compliance with the terms and conditions hereof or thereof, will (i) violate any material law, (ii) conflict with or result in a breach of or a default under the certificate of incorporation or bylaws of Medinol or any material agreement or instrument to which any of the Medinol Parties is a party or by which it or any of its properties may be subject or bound, or (iii) result in the creation or imposition of any material lien, charge, security interest, encumbrance or interest of any third party of any kind upon any property of the Medinol Parties, in any such case that would have an adverse effect on the ability of the Medinol Parties to perform their obligations hereunder.

(d)  The Medinol Patents listed on Exhibit E to this Agreement constitute all Patent Rights in the United States owned by Medinol as of the Effective Date. There are no Patent Rights licensed to Medinol as of the Effective Date that would be infringed by the manufacture, use or sale of the Express/Taxus Express Stent, Liberté/Taxus Liberté Stent or the Identified Current Stents.

7.2  The BSC Companies hereby represent and warrant that as of the Effective Date and the Dismissal Date:

(a)  Each BSC Company is a corporation duly organized, validly existing and in good standing and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

(b)  This Agreement and all agreements relating thereto have been duly and validly executed and delivered by each BSC Company and constitute legal, valid and binding obligations thereof enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(c)  Neither the execution and delivery of this Agreement nor any documents relating hereto, nor the consummation of the transactions herein contemplated, nor the performance of or compliance with the terms and conditions hereof or thereof, will (i) violate any material law, (ii) conflict with or result in a breach of or a default under the certificate of incorporation or bylaws of the BSC Companies or any material agreement or instrument to which any of the BSC Companies is a party or by which it or any of its properties may be subject or bound, or (iii) result in the creation or imposition of any material lien, charge, security interest, encumbrance or interest of any third party of any kind upon any property of any of the BSC Companies.

(d)  The Stents set forth on Exhibits A, B and C to this Agreement constitute all of the Stents which are being manufactured or sold by BSC or any of its Affiliates as of, or at any time prior to, the Effective Date.

(e)  The BSC Equity Stake is owned by BSC and BSL, free and clear of any lien, charge, security interest, encumbrance or interest of any third party of any kind.

(f)  BSC is not currently prosecuting any action pursuant to Section 9.04(a) or 9.04(b) of the Supply Agreement, except for an action in Germany against Johnson & Johnson. BSC agrees that, within fourteen (14) days after the Effective Date, it will transfer to Medinol any assignable rights in such action and withdraw from such action or take such other action (at the expense of Medinol) as shall be reasonably requested by Medinol to convey to Medinol the benefits of such action. Attached as Exhibit F to this Agreement is a true and complete list of all actions prosecuted by BSC, and all settlements, license agreements and similar agreements entered into by BSC, pursuant to Section 9.03, 9.04(a) or 9.04(b) of the Supply Agreement.

7.3  Nothing in this Agreement shall be construed as:

(a)  restricting the right of any Party or any of its Affiliates to make, use, sell, lease or otherwise dispose of any particular product or products not subject to a covenant herein; or

(b)  an admission by the BSC Companies of, or a warranty or representation by the Medinol Parties as to, the validity and/or scope of any of the Medinol Patents or a limitation on the BSC Companies to contest, in any proceeding initiated pursuant to Article 5 of this Agreement, the validity, enforceability and/or scope thereof (and in no event shall any payment under this Agreement be refundable in the event of any invalidity of any Medinol Patent); provided, however, that the BSC Companies may not, except as provided in Section 5.2 (d), contest the validity, enforceability and/or scope of any Medinol Patent other than in a proceeding under Article 5 of this Agreement; or

(c)  conferring any license or other right, by implication, estoppel or otherwise, under any patents except as herein expressly granted; or

(d)  a warranty or representation by any Party that any manufacture, use, sale, lease or other disposition of any product will be free from infringement of any patent other than the patents that are the subject of a covenant herein, and (other than with respect to the Covered Actions, as contemplated in Article 4 of this Agreement) none of the Parties or their Affiliates shall have any obligation to defend, indemnify or hold harmless any other Party or any of its Affiliates from any suits, actions or claims alleging infringement of any third party’s patent and none of the Parties or their Affiliates shall have any liability therefor; or

(e)  other than as specified in Article 5 or Article 6 of this Agreement, a right for any Party to request or receive, or an obligation on any Party to furnish, discuss, or exchange information relative to their specific customers, marketing policies or activities, product design plans or techniques, manufacturing plans, processes or yield, or pricing plans or practices under this Agreement; or

(f)  an obligation to mark any products that are the subject of a covenant herein “patent pending” or with the patent numbers of any of the relevant Patents under this Agreement in any country whatsoever; or

(g)  an obligation on any Party to enforce its patents against third parties.

8.  DISMISSALS OF PENDING ACTIONS

8.1  As soon as practicable after payment of the Settlement Payment and delivery of executed documents sufficient to transfer the BSC Equity Stake, and in any event no later than twenty-four (24) hours thereafter, the Parties shall execute and file a Stipulation of Dismissal in the form of Exhibit G with respect to the U.S. Action. Thereafter, Stipulations of Dismissals of all other Actions shall be executed and filed no later than fourteen (14) days after payment of the Settlement Payment and delivery of executed documents sufficient to transfer the BSC Equity Stake. Affiliates of the BSC Companies and Medinol are named in one or more of the Actions. Such Affiliates shall be named on each appropriate Stipulation of Dismissal and shall execute each such dismissal as appropriate. The effective date of each such dismissal is referred to herein as a “Dismissal Date.”

8.2  Each Party shall pay its own expenses relating to the dismissals of the Actions, including attorneys’ fees and costs.

9.  RELEASES

9.1  Apart from the rights and obligations created by, referenced, acknowledged or arising out of this Agreement, the Medinol Parties, on the one hand, and the BSC Companies, on the other hand, on and as of the date of the payment of the Settlement Payment, do hereby for themselves and their respective legal successors and assigns, release and forever discharge each other and their respective officers, directors, employees, agents, attorneys, Affiliates, predecessors, successors, permitted assigns and representatives of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of any kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which either now has, owns or holds or at any time heretofore had ever owned or held based on or arising from each Action, any of the facts or alleged facts giving rise to any Action, each of the BSC-Medinol Agreements and any activities prior to the Effective Date relating to the development, manufacture, distribution and/or sale of the Express/Taxus Express Stent, the Liberté/Taxus Liberté Stent and the Identified Current Stents (collectively, the “Released Matters”). For purposes of clarity, the Parties agree that any claim by Medinol under Article 5 is not a Released Matter.

9.2  It is the intention of the Parties hereto in executing this Agreement and in paying and receiving the consideration called for by this Agreement that this Agreement shall comprise a full and final accord and mutual release of all the Released Matters. Each of the Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is its intention hereby to fully and finally and forever settle and release all Released Matters, whether known or unknown.

10.  CONFIDENTIALITY

10.1  The Parties shall not disclose any Confidential Information (defined below) of another Party or any information with respect to the terms of this Agreement (other than to acknowledge the existence of this Agreement or the fact that a Party has the covenants granted herein) without the prior written consent of the other Party or Parties, as the case may be. Confidential Information is information that the disclosing Party considers to be confidential or proprietary, whether disclosed to the other Parties before or after the Effective Date, or that otherwise provides it with a competitive advantage, but does not include information which (1) is or becomes part of the public domain by any means other than the receiving party’s breach of its obligations hereunder; (2) was known to the receiving party at the time of disclosure by the disclosing party; (3) is, at any time, disclosed to the receiving party by any third party having the right to disclose the same; or (4) is developed by an employee(s) or agent/consultant of the receiving party without use of any Confidential Information disclosed by the disclosing party. This prohibition includes, but is not limited to, press releases, education and scientific conferences, promotional materials, and discussions with the media. The foregoing restrictions shall not apply to confidential discussions with advisors, including lawyers, accountants, lenders, and investment bankers, or in the context of a customary due diligence investigation of any Party. If any Party reasonably determines that a release of such information is required by law (including securities or tax law) or the Rules of the New York Stock Exchange or any exchange on which the Parties’ securities are listed or on which an application for listing is now or is at any time in the future pending (“Stock Exchange Rules”) or other governmental body or by applicable accounting requirements, or that a release of such information on a confidential basis to a relevant tax authority is reasonably appropriate in connection with a governmental review of the transactions contemplated hereby, it shall promptly notify the other Party or Parties in writing at or before the time of the proposed release, if practicable. The notice shall include the exact text of the proposed release and the time and manner of the release. At the other Party’s request and before the release, the Party desiring to release the information shall consult with the other Party on the necessity for the disclosure and the text of the proposed release. Absent approval in advance from the other Party, in no event shall a release include information regarding the existence or terms of this Agreement that is not required by law (including securities or tax law) or the Stock Exchange Rules or other governmental body or by applicable accounting requirements or reasonably appropriate for disclosure on a confidential basis to a relevant tax authority in connection with a governmental review of the transactions contemplated hereby. Any such release shall be mutually reviewed and approved by the Parties. Should any third party seek to obtain any information by legal process with respect to the existence or terms of this Agreement from any Party hereto, such Party to this Agreement shall promptly notify the other Party or Parties hereto, who may then take appropriate measures to avoid and minimize the release of such information. An initial Press Release to be issued jointly by the Parties is attached as Exhibit I.

10.2  Section 10.1 shall not apply to any disclosure in the context of any litigation among the Parties. Each of the Protective Orders filed in the Actions by and among the Parties hereto shall remain in force and effect, and documents produced in discovery by any other Party and not introduced as evidence or an exhibit at trial shall be returned or destroyed.

11.  NO ADMISSIBILITY

11.1  Each Party acknowledges that the policies concerning settlement agreements limit the admissibility of this Agreement.

12.  SUCCESSORS AND ASSIGNS

12.1  Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be transferred by any Party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, such consent to be granted or withheld in their sole discretion, and any attempted transfer without such consent shall be of no force or effect. Notwithstanding the foregoing, this Agreement can be transferred without such consent to the successor entity or transferee in the event of a merger, consolidation or liquidation of Medinol or BSC or the acquisition of all or substantially all the assets of Medinol or BSC or the acquisition of the entire Stent business of Medinol or BSC; provided, however, that, in the case of a transfer pursuant to this sentence by BSC to any entity that, or to any entity any of whose Affiliates, carried on a Stent or Stent-related business immediately prior to such transfer, then no Stent that was not a Covered Stent immediately prior to such transfer shall ever become a Covered Stent. If a transfer is made as permitted above, the permitted transferee shall be subject to the terms and conditions of this Agreement and any transfer by the permitted transferee shall be subject to the provisions of this paragraph.

13.  COUNSEL

13.1  The Parties acknowledge that they have been represented by counsel of their own choice throughout all of the negotiations that preceded the execution of this

Agreement and in connection with the preparation and execution of this Agreement. This Agreement has been prepared with the participation of all Parties and their counsel, and shall not be strictly construed against any Party.

14.  ENTIRE AGREEMENT

14.1  This Agreement (which includes all exhibits attached hereto) contains the entire and only agreement among the Parties with respect to the subject matter of the Agreement and supersedes all previous negotiations, discussions, and agreements. This Agreement shall not be modified, amended, or otherwise changed except by a writing executed by the Parties.

15.  GOVERNING LAW

15.1  This Agreement and performance hereunder, shall be governed by the laws of the State of New York applicable to contracts executed in and to be performed in that State.

16.  NO ASSIGNMENT

16.1  Each of the Parties represents and warrants that it is the sole and absolute owner of each and every claim that it has released herein, and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to any matter covered by the Agreement.

17.  COUNTERPARTS

17.1  This Agreement may be executed in counterparts (each of which shall be deemed an original), and receipt by facsimile transmission of executed copies shall be legally binding.

18.  ABSENCE OF WAIVER

18.1  Except as provided herein, the failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of any Party to later enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

19.  SEVERABILITY

19.1  In the event that any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason such provision is held unenforceable, in whole or in part, it shall be considered severable and shall be ineffective only to the extent of such prohibition, invalidity or unenforceability without invalidating or having any other adverse effect upon any other provision of the Agreement.

20.  NO ADMISSION

20.1  Except as specifically set forth in this Agreement, neither the entering into this Agreement, nor any provision hereof, shall be deemed an admission by any Party of any wrongdoing, or of the validity or invalidity of any provision taken or proposed to be taken in the Actions or any other litigation.

21.  RELATIONSHIP BETWEEN THE PARTIES

21.1  Nothing herein contained shall be deemed to create an agency, joint venture, or partnership relation among the Parties. The BSC Parties and Medinol are independent contractors and engaged in the conduct of their own respective businesses. No BSC Party is considered the agent or employee of Medinol for any purpose, and no BSC Party has the right or authority to enter into any contract or assume any obligation for Medinol or give any warranty or make any representation on behalf of Medinol. Medinol is not considered the agent or employee of any BSC Party for any purpose, and Medinol has no right or authority to enter into any contract or assume any obligation for any BSC Party or give any warranty or make any representation on behalf of any BSC Party.

22.  NOTICE

22.1  Any notice, report, written statement or payment to a party permitted or required under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, express delivery service, or hand delivered at the respective addresses set forth below, or to such other addresses as the respective parties may from time to time designate:

Medinol LTD.
Jacob Richter
Judith Richter
Building 7, Entrance A, Floor 5
Kiryat Atidim
P.O. Box 58165
Tel Aviv 61581
Israel

With a copy to:

Cravath Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attn: Rory O. Millson, Esq.

BOSTON SCIENTIFIC CORPORATION
General Counsel
One Boston Scientific Place
Natick, MA 01760-1537

BOSTON SCIENTIFIC LIMITED
General Counsel
One Boston Scientific Place
Natick, MA 01760-1537

BOSTON SCIENTIFIC SCIMED, INC.
General Counsel
One SciMed Place
Maple Grove, MN 55311-1566

22.2  Any such notice, report, statement or payment under this Agreement that is sent by prepaid registered or certified mail, or by express delivery service, shall be deemed to have been duly made upon mailing, subject to proof of receipt.

23.  CAPTIONS

23.1  Captions in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision herein.

24.  OTHER DOCUMENTS

24.1  Each Party agrees to execute such additional documents or instruments as are specifically contemplated above or as otherwise may be reasonably required to carry out the intents and purposes of this Agreement.

24.2  Each of BSC and BSL shall deliver to Medinol a copy of Form 1399, Capital Gain Notice and Calculation of Tax Due with respect to the BSC Equity Stake, within seven (7) business days after Medinol’s delivery of the information set forth in the last sentence of this Section 24.2. A copy of Form 1399 (blank) is attached as Exhibit L to this Agreement, and such form shall be completed in a manner consistent with Section 2.1. BSC represents that the original cost of its Medinol shares is $40 million and the original cost of the Medinol shares held by BSL is $9,746,195. To facilitate such filings Medinol agrees to provide to BSC and BSL with the amount of its distributable profits balances for Israeli book and tax purposes accrued as of January 1, 1996, February 26, 1997, January 1, 2003 and the Settlement Date.

25.  EXPENSES; TAXES

25.1  Each Party shall pay its own expenses with respect to this Agreement and the transactions contemplated hereby.

25.2  Each Party shall pay its own taxes, whether imposed by the United States, Israel or any other government. For purposes of this Section 25.2, any tax obligation imposed by the United States, Israel or any other government in connection with a transaction contemplated by this Agreement shall be borne by the entity specified in this Agreement as the recipient of payment or reimbursement.

25.3  (a) On or prior to the Effective Date, Medinol shall deliver to BSC Form W8BEN duly and validly signed by an authorized officer of Medinol, including a valid U.S. Taxpayer Identification Number, in the form of Exhibit J to this Agreement supplied by Medinol.

(b) Each Party agrees that no portion of the transactions contemplated by this Agreement (other than any payments, if any, made pursuant to Article 5) are subject to withholding under Sections 1441 or 1442 of the Internal Revenue Code of 1986, as amended, or any comparable provision of state, local or foreign law. Without limiting the generality of the foregoing, each Party agrees that, consistent with Section 3.1, the Settlement Payment shall be remitted without withholding. Each Party agrees that it will not take any position on any tax return or other filing (including all correspondence with and written and oral submissions to and communications with taxing authorities), in any audit by or other tax contest with the Internal Revenue Service or any other taxing authority, or in any other statement or public filing that is contrary to or inconsistent with the provisions of Sections 2.1, 3.1, 24.2 or the foregoing sentence.

25.4  Each Party represents that it has not sought or requested a ruling, in writing or otherwise (a “Tax Ruling”), from any taxing authority relating to any of the transactions contemplated by this Agreement. No Party shall seek a Tax Ruling from any taxing authority with respect to any of the transactions contemplated by this Agreement which is inconsistent with the provisions of Sections 2.1, 3.1, 24.2 and 25.3. Furthermore, no Party shall seek any Tax Ruling from any tax authority with respect to the transactions contemplated by this Agreement without first providing, on a confidential basis, a copy of such request to the other Party prior to submission to such taxing authority.

25.5  In the event that:

(a)  the Internal Revenue Service or any other taxing authority (the “Applicable Tax Authority”) asserts that any of the transactions contemplated by this

Agreement, or any portion thereof (other than payments made pursuant to Article 5) is subject to withholding under Sections 1441 or 1442 of the Internal Revenue Code of 1986, as amended, or any comparable provision of state, local or foreign law (a “Withholding Tax Issue”);

(b)  either Party reasonably believes that it may be entitled to relief from double taxation, including from double taxation that would otherwise result from the differing characterizations of any of the transactions contemplated by this Agreement, or any portion thereof, by two or more taxing jurisdictions (a “Double Taxation Issue”); or

(c)  any Applicable Tax Authority asserts that a Party may be liable for taxes imposed in connection with any transaction contemplated by this Agreement for which another Party may also be directly or indirectly liable in whole in or in part (an “Other Tax Issue”);

then the Affected Party (as defined below) shall provide written notice to the Other Party of the applicable Withholding Tax Issue, Double Taxation Issue or Other Tax Issue and shall use all reasonable efforts to contest such Withholding Tax Issue, Double Taxation Issue or Other Tax Issue. The Affected Party and the Other Party shall cooperate in good faith to resolve any Withholding Tax Issue, Double Taxation Issue or Other Tax Issue.

As used in this Article 25, the “Affected Party” means the Party to which the Applicable Tax Authority asserts a position giving rise to a Withholding Tax Issue or Other Tax Issue or the Party which reasonably believes that a Double Taxation Issue exists; and the “Other Party” means BSC, where Medinol is the Affected Party, and Medinol where one or more of the BSC Companies is the Affected Party.

25.6  If an Affected Party breaches any of the provisions of Sections 24.2, 25.3, 25.4 or 25.5, and such breach has a material adverse effect on the Other Party, then it shall be prohibited from asserting any claim it might otherwise have had against the Other Party with respect to (a) any tax liability giving rise to a Withholding Tax Issue, Double Taxation Issue or Other Tax Issue with respect to which the breach or breaches related, or (b) any other tax loss (or denial of a tax benefit) related to the breach or breaches.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Dated: September __, 2005	MEDINOL LTD. /s/ By: Its:

Dated: September __, 2005	/s/ Jacob Richter

Dated: September __, 2005	/s/ Judith Richter

Dated: September __, 2005	BOSTON SCIENTIFIC CORPORATION /s/ By: Its:

Dated: September __, 2005	BOSTON SCIENTIFIC LIMITED /s/ By: Its:

Dated: September __, 2005	BOSTON SCIENTIFIC SCIMED, INC. /s/ By: Its: